Exhibit 21.1

SUBSIDIARIES OF SWIFT TRANSPORTATION COMPANY

1.	Swift Transportation Co., LLC, a Delaware limited liability company

2.	Swift Transportation Co. of Arizona, LLC, a Delaware limited liability company

3.	Swift Leasing Co., LLC, a Delaware limited liability company

4.	Sparks Finance LLC, a Delaware limited liability company

5.	Interstate Equipment Leasing, LLC, a Delaware limited liability company

6.	Common Market Equipment Co., LLC, a Delaware limited liability company

7.	Swift Transportation Co. of Virginia, LLC, a Delaware limited liability company

8.	Swift Transportation Services, LLC, a Delaware limited liability company

9.	M.S. Carriers, LLC, a Delaware limited liability company

10.	Swift Logistics, S.A. de C.V., a Mexican corporation

11.	Trans-Mex, Inc. S.A. de C.V., a Mexican corporation

12.	Mohave Transportation Insurance Company, an Arizona corporation

13.	Swift Intermodal, LLC, a Delaware limited liability company

14.	Swift International S.A. de C.V., a Mexican corporation

15.	Estrella Distributing, LLC, a Delaware limited liability company

16.	TMX Administración, S.A. de C.V., a Mexican corporation

17.	Swift Receivables Company II, LLC, a Delaware limited liability company

18.	Red Rock Risk Retention Group, Inc., an Arizona corporation

19.	Swift Academy, LLC, a Delaware limited liability company

20.	Swift Services Holdings, Inc., a Delaware corporation

21.	Swift Logistics, LLC, a Delaware limited liability company